Exhibit 99.1

February 22, 2010

Dear Shareholder:

We are grateful that our conservative approach to hotel ownership has allowed us to navigate the current economic conditions as favorably as we have. Apple REIT Six, Inc. has remained profitable during these challenging economic times. Our conservative approach has allowed us to consistently maintain a healthy balance sheet, with current outstanding debt at approximately 7 percent of our total capitalization, when many of our competitors have struggled with their debt. However, as we consolidate the financial results from our hotel operations in 2009, we anticipate funds from operations (FFO) will be down by approximately 27 percent, from $0.97 per share in 2008. It is estimated that the hotel industry averaged a year-over-year decrease of 35 percent in net operating income (NOI).  In keeping with our strategy, we feel that it is cash-prudent to lower the dividend until earnings return to prior levels. Under the guidance of our board of directors, Apple REIT Six has made the decision to reduce the annualized dividend rate from 8.2 percent to 7 percent or $0.77 per share, based on an $11 share price. This change will be in effect beginning with our March 15, 2010 payment.

Although it is difficult to predict future performance, we are optimistic that hotel operations will stabilize and begin to improve by the end of 2010. Hospitality analysts have suggested that the hotel industry has reached the bottom of the downturn, forecasting year-over-year NOI changes for the coming year to be relatively flat, an approximate 11 percent increase in 2011 and nearly a 16 percent increase in 2012. Additionally, Lodging Econometrics reported that the total of new hotel openings for 2008, at the height of the building boom, was 1,345. It is estimated that the total of new hotel openings for 2010 will be approximately 717 and for 2011 will be around 638. With an anticipated increase in demand for hotels and the overall projected decline in new hotel supply, the outlook for the industry is, in our opinion, positive.

Performance at the 68 Marriott®- and Hilton®-branded hotels that comprise the Apple REIT Six portfolio has generally met our expectations. From the time of the first Apple REIT Six dividend payment until our February 2010 payment, we have paid total dividends of $5.14 per share. The quality of our real estate and the strength of our capital structure helped us to resourcefully manage one of the most difficult economic periods in history and remain well-poised to benefit as economic conditions improve. Our Apple REIT Six team is and has always been aggressively focused on hotel revenue growth and effective cost management strategies. We remain committed to protecting shareholder principal and continuing to provide the highest possible shareholder returns. Complete financial results from 2009 hotel operations will be reported in the Company’s Annual Report, which will be available on our website at www.AppleREITSix.com and distributed to all shareholders this spring.

Sincerely,

Glade M. Knight
Chairman and Chief Executive Officer

Apple REIT Six  •  814 East Main Street  •  Richmond, Virginia 23219  •  804-344-8121  •  804-344-8129 Fax